___________________________________

                            AMENDED AND RESTATED

                     LIMITED LIABILITY COMPANY AGREEMENT

                                     OF

                           barnesandnoble.com llc

                      Effective as of October 31, 1998

                    ____________________________________

                            AMENDED AND RESTATED

                     LIMITED LIABILITY COMPANY AGREEMENT

                                     OF

                           barnesandnoble.com llc

     THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (the "Agreement") of barnesandnoble.com llc, a Delaware limited liability company (the "Company"), is made and entered into, effective as of 11:59 p.m. on the 31st day of October, 1998, by and among Barnes & Noble, Inc., a corporation organized and existing under the laws of Delaware, with its principal place of business at 122 Fifth Avenue, New York, New York 10011 ("BN"), B&N.com Holding Corp., a corporation organized and existing under the laws of Delaware, with its principal place of business at 122 Fifth Avenue, New York, New York 10011 ("BN Holding"), Bertelsmann AG, an Aktiengesellschaft organized and existing under the laws of Germany, with its principal place of business at Carl-Bertelsmann-Strasse 270, 33311 Gutersloh, Germany ("BAG") and BOL.US Online, Inc., a corporation organized and existing under the laws of Delaware, with its principal place of business at 1540 Broadway, New York, New York 10036 ("USO").

     WHEREAS, the Company was formed as a limited liability company pursuant to the Delaware Limited Liability Company Law (6 Del. C. Section 18-101, et seq., as it may be amended from time to time, or any successor statute (the "LLCL")) by the filing of a Certificate of Formation with the Office of the Secretary of State of the State of Delaware on October 27, 1998;

     WHEREAS, barnesandnoble.com inc., a wholly-owned subsidiary of BN, has, as of October 31, 1998: (i) contributed to the Company all of its assets (except its interests in NuvoMedia, Inc. and B&N.com Member Corp., a wholly-owned subsidiary of barnesandnoble.com inc. ("B&N.com Member")) and liabilities in exchange for a one hundred percent (100%) Membership Interest (as hereinafter defined), and (ii) transferred a one percent (1%) Membership Interest to B&N.com Member ;

     WHEREAS, USO has, as of the Closing Date (as defined in the Formation Agreement), pursuant to the Formation Agreement (as hereinafter defined), paid barnesandnoble.com inc. (or its designee) Seventy-Five Million Dollars ($75 million) for a 21.42857% Membership Interest;

     WHEREAS, USO has, as of the Closing Date, pursuant to the Formation Agreement, made a capital contribution to the Company in exchange for an additional 28.57143% Membership Interest, which, together with the 21.42857% Membership Interest referred to above, has given USO an aggregate fifty percent (50%) Membership Interest;

     WHEREAS, immediately subsequent to the payments described above, but immediately prior to the execution of this Agreement, each of barnesandnoble.com inc. and B&N.com Member has assigned all of its Membership Interests (which together will aggregate a fifty percent (50%) Membership Interest) to BN Holding; and

     WHEREAS, the parties hereto desire to amend and restate the Limited Liability Company Agreement (the "Original Agreement") of the Company, dated as of October 27, 1998, to provide for the admission of USO as a Member and to establish herein the respective rights and obligations of BN Holding and USO with respect to the Company.

     NOW, THEREFORE, in consideration of the conditions and provisions con-tained herein, BN Holding and USO hereby agree as follows:


ARTICLE I.     DEFINITIONS

     1.1 DEFINITIONS. The following terms shall, for the purposes of this Agreement and the Schedules and Exhibits hereto, have the following meanings (terms defined in the singular or the plural include the plural or the singular, as the case may be):

     "Affiliate" of any Person shall mean any other Person that, directly or indirectly, controls, is under common control with or is controlled by that Person. For purposes of this definition, "control" (including, with its correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise. In the case of BOL, the term "Affiliates" shall include all Persons in which BOL directly or indirectly owns an equity interest to the extent such Person operates under the name BOL (or a derivative thereof) provided that no Restricted Transferee owns any equity interest therein.

     "Bankruptcy" of a Member shall mean (a) the filing by a Member of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under Title 11 of the United States Code (or corresponding provisions of future laws) or any other federal, foreign or state insolvency law, or a Member's filing of an answer consenting to or acquiescing in any such petition; (b) the making by a Member of any assignment for the benefit of its creditors or the admission by a Member in writing of its inability to pay its debts as they mature; or (c) the expiration of 60 days after the filing of an involuntary petition under Title 11 of the United States Code (or corresponding provisions of future laws), seeking an application for the appointment of a receiver for the assets of a Member, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other federal, foreign or state insolvency law, provided that the same shall not have been vacated, set aside or stayed within such 60-day period.

     "BN College" shall mean Barnes & Noble College Bookstores, Inc., a New York corporation, and any successor thereto.

     "BN Managers" shall mean, collectively, the Managers designated by BN Holding pursuant to Section 3.2 (a).

     "Board" or "Board of Managers" shall mean the Board of Managers defined in Section 3.1.

     "BOL" shall mean BOL.Global, Inc., a corporation organized under the laws of Delaware.

     "Book Clubs" shall mean the business commonly known as "book clubs," "negative option mail-order" and "positive option mail-order" and similar operations, which offer access to a customary and limited number of titles, to which access is made available to the consumers by any means including through Websites. For the avoidance of doubt, reference to such clubs or mail order or similar operations shall include the business of acquiring customers by direct-to-consumer methods and of selling and distributing such products by direct marketing to customers who selected such products which were offered at regular intervals or as special offers irrespective of the manner by which customers are solicited or acquired.

     "Business" shall mean sale, through one or more Websites, of books to consumers (regardless of the form in which such books are delivered and regardless of whether the form of delivery is now known or hereafter devised), as well as videos, magazines, software or music. For the sake of clarity, all other activities which do not directly involve consumers, as well as the following, are excluded from the definition of "Business":

          1.   the retail sale of books through traditional retail stores;

          2.   sale of college textbooks through Websites;

          3. Book Clubs regardless of the medium or means (whether now known or hereafter devised, including through Websites) through which access to such Book Clubs is made available to consumers;

          4.   mail-order operations; and

          5.   wholesale distribution of books.

     "Business Day" shall mean any day, other than a Saturday or Sunday, on which federally chartered banks in the United States are open for business.

     "Business Plan" shall mean a five-year business plan for the Company setting forth a statement of projected expenses, revenue and capital requirements of the Company over such period.

     "Certificate of Formation" means the Certificate of Formation of the Company filed on October 27, 1998 with the Secretary of State of the State of Delaware pursuant to the LLCL, as such Certificate of Formation may be amended or restated from time to time.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Company" shall have the meaning given to that term in the first paragraph of this Agreement.

     "Distributable Cash" shall mean the excess of the Company's positive cash flow on a consolidated basis over the Company's consolidated working capital needs as determined in U.S. dollars in accordance with GAAP. The Company's positive cash flow on a consolidated basis shall mean the excess of consolidated cash receipts (excluding the proceeds of any borrowing by the Company or any subsidiary thereof) over consolidated cash disbursements for any given period. The Company's working capital needs shall be determined in good faith by the Board and shall include, but not be limited to, reasonable reserves for current and future operating expenses, debt service, business expansion and acquisitions, contingencies and emergencies.

     "Encumbrance" shall mean any mortgage, pledge, security interest, lien, restriction on use or transfer, other than those imposed by law, voting agreement, adverse claim or encumbrance or charge of any kind (including any agreement to give any of the foregoing), any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of, or any agreement to give, any financing statement under the Uniform Commercial Code or similar law of any jurisdiction.

     "English Language Books" shall mean books published in the English language.

     "Fiscal Year" of the Company shall mean the twelve (12) month period ending on December 31st.

     "Foreign Language Books" shall mean books published in a language other than English.

     "Formation Agreement" shall mean the Formation Agreement by and among BN, BN Holding, USO and BAG, dated as of the date hereof.

     "Fulfillment Agreements" shall mean each of the Fulfillment Agreements between the Company and BOL (or its Affiliates), regarding the fulfillment by the Company and BOL (or its Affiliates) of certain customer product orders to be negotiated in good faith after the Closing Date.

     "GAAP" shall mean generally accepted accounting principles as in effect from time to time, consistently applied, with respect to the jurisdiction to which it refers.

     "Governmental Body" shall mean any domestic or foreign national, state or municipal or other local government or multi-national body (including, but not limited to, the European Union), any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body exercising any regulatory authority thereunder and any corporation, partnership or other entity directly or indirectly owned by or subject to the control of any of the foregoing.

     "Majority in Interest of the Members" means, at any time, Members owning a majority of all of the outstanding Membership Interests in the Company.

     "Member" shall mean, at any time, each of BN Holding and USO if, at such time, they have a Membership Interest in the Company and any Person who at such time has a Membership Interest in the Company.

     "Member-Funded Debt" shall mean any non-recourse debt of the Company which is loaned or guaranteed by any Member and/or is treated as "partner non-recourse debt" under Section 1.704-2(b)(4) of the Treasury Regulations.

     "Membership Interest" shall mean a Member's entire interest in the Company, including (i) the Percentage Interest now or hereafter owned by it;
(ii) its share in any Net Income, Net Loss and any distributions of the Company; and (iii) its right to participate in the management of the Company or any other decision of the Members pursuant to this Agreement.

     "Minimum Gain" shall mean an amount equal to the excess of the principal amount of debt, for which no Member is liable ("non-recourse debt"), secured by any property of the Company over the adjusted basis of such Property which represents the minimum taxable gain which would be recognized by the Company if the non-recourse debt were foreclosed upon and the property were transferred to the creditor in satisfaction thereof, and which is referred to as "minimum gain" in Section 1.704-1(b)(4)(iv) of the Treasury Regulations.
A Member's share of Minimum Gain shall be determined pursuant to the above-cited Treasury Regulations.

     "Name License Agreements" shall mean each of the agreements between the Company and BOL and between the Company and BN College relating to the right to use the trade names, trademarks and domain names associated with BOL and "Barnes and Noble," respectively.

     "Net Profits" and "Net Losses" shall mean the income and loss of the Company as determined in accordance with the accounting methods followed by the Company for Federal income tax purposes including income exempt from tax and described in Code Section 705(a)(1)(B), treating as deductions items of expenditure described in, or under Treasury Regulations deemed described in, Code Section 705(a)(2)(B) and treating as an item of gain (or loss) the excess (deficit), if any, of the fair market value of distributed property over (under) its book value. Depreciation, depletion, amortization, income and gain (or loss) with respect to Company assets shall be computed with reference to their book value rather than to their adjusted basis in the Company.

     "Percentage Interest" shall mean a Member's aggregate economic percentage interest in the Company as set forth on Schedule I hereto as each such percentage may be adjusted from time to time by the Members by mutual consent or upon any Transfer by a Member in accordance with the terms of this Agreement.

     "Permitted Encumbrances" shall mean as of a particular date (i) Encumbrances reflected in the financial statements of the Company (including purchase money liens which are not overdue as of a particular date or which are being contested in good faith), (ii) Encumbrances arising out of contracts entered into in the ordinary course of the Business, (iii) mechanics', materialmen's or similar inchoate liens relating to liabilities not yet due and payable and (iv) liens for current taxes not yet delinquent, to the extent the validity thereof is being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing foreclosure or enforcement of such liens and where adequate reserves are established and maintained in accordance with GAAP.

     "Person" shall mean an individual, sole proprietorship, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization, mutual company, joint stock company, estate, union, employee organization, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, or a Governmental Body.

     "Prime Rate" for any period shall mean the interest rate for such period as announced by Citibank N.A. (or its successors) at its principal office in New York City as its base rate for loans.

     "Restricted Transferee" shall mean amazon.com, inc., Borders Group, Inc., America Online, Inc. ("AOL"), Microsoft, Inc. or Yahoo, Inc. or any of their respective Affiliates.

     "Software Licenses" shall mean the Software License between the Company and BOL relating to the exploitation of software owned by the Company and the Software License between the Company and BOL relating to the exploitation of software owned by BOL.

     "Transfer" shall mean, whether directly or indirectly by merger, operation of law or otherwise, any sale, assignment, conveyance, transfer, donation or any other means to dispose of, or pledge, hypothecate or otherwise encumber in any manner whatsoever, or permit or suffer any Encumbrance of any interest in the Company (whether profits, management or Percentage Interest).

     "Transition Services Agreement" shall mean the Transition Services Agreement, dated as of the date hereof, by and between the Company and BN.

     "Treasury Regulations" means the regulations promulgated by the U.S. Department of the Treasury under the Code.

     "USO Managers" shall mean, collectively, the Managers designated by USO pursuant to Section 3.2(a).

     "Website" shall mean any interactive site or area, including any interactive site or area located on the World Wide Web portion of the Internet or on any commercial service or network (including services such as AOL), which is accessed via the use of any protocols, standards or platforms (including Internet or Internet derivative protocols, standards and platforms) for remote access by narrowband or broadband telecommunications, including POTS, ISDN, cable, fiber optics and hybrid CD-ROM, regardless of whether access to such site or area is secured through cable, telephone, satellite or otherwise and regardless of whether the same is received or operated in conjunction with a personal computer or television, together with any successor into which any of the foregoing may evolve.

     S    USAGE GENERALLY; INTERPRETATION.  Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms. All references herein to Articles and Sections shall be deemed to be references to Articles and Sections of this Agreement unless the context otherwise requires. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Except to the extent a provision of this Agreement expressly incorporates federal income tax rules by reference to sections of the Code or Treasury Regulations or is expressly prohibited or ineffective under the LLCL, this Agreement shall govern, even when inconsistent with, or different from, the provisions of the LLCL or any other law or rule. To the extent any provision of this Agreement is prohibited or ineffective under the LLCL, this Agreement shall be deemed to be amended to the least extent necessary in order to make this Agreement effective under the LLCL. In the event the LLCL is subsequently amended or interpreted in such a way to make any provision of this Agreement that was formerly invalid valid, such provision shall be considered to be valid from the effective date of such interpretation or amendment.


II.  ORGANIZATIONAL AND OTHER MATTERS; MEMBERSHIP

     2.1 FORMATION; ADMISSION. The Company was formed as a limited liability company under the provisions of the LLCL by the filing on October 27, 1998 of the Certificate of Formation with the Secretary of State of the State of Delaware. Each of the Persons listed on Schedule I hereto, by virtue of the execution of this Agreement, are being admitted to the Company as a Member. The rights and liabilities of the Members shall be as provided in the LLCL, except as is otherwise expressly provided herein. This Agreement hereby amends and restates the Original Agreement in its entirety.

     2.2 NAME. The name of the Company shall be, and the business of the Company shall be conducted under the name of, barnesandnoble.com llc.

     2.3  BUSINESS PURPOSE/OPERATION.

          (a) The purpose of the Company is to engage in the Business and/or such other businesses as determined by the Board.

          (b) The Company shall operate one or more Websites for the purpose of selling English Language Books.

          (c) As soon as reasonably practical, the Websites operated by BOL and its Affiliates shall allow access to customers of the Company who wish to order Foreign Language Books, and the Websites operated by the Company shall promote (in a manner approved by the Board) the availability of Foreign Language Books which shall be accessed through "hot links", pointers and key word indexes which transport the customers to one or more Websites operated by BOL or its Affiliates. BOL and its Affiliates shall be the exclusive Website to which customers of the Company shall be allowed access with respect to the Business through any form of links, pointers or key words for purposes of ordering Foreign Language Books (to the extent that BOL is capable of servicing such orders), except as may be limited by reason of applicable laws or agreements relating to sale and distribution of books in the country to which shipment will be made. If BOL or any of its Affiliates is unable to provide a certain Foreign Language Book, the Company may provide access to third-party Websites ("Alternative Site") which offers books in such language provided that the Company shall discontinue access to such Alternative Site, and resume BOL's exclusive Website promotion and access for such Foreign Language Book, at such time as BOL offers books in such foreign language. In the event that BOL expands to offer music, videos, magazines or software in languages other than English in the future, the Company may offer access to such Websites operated by BOL or its Affiliates in the same manner as available with respect to books. Nothing herein shall obligate BMG Music, a New York partnership, of which Bertelsmann Music Group, Inc. and Ariola Eurodisc, Inc. are the partners or any other Person owned directly or indirectly by BAG which is engaged in the music business (collectively, "BMG") to conduct business with BOL, the Company or in any manner whatsoever affect the conduct of business by BMG through a Website.

          (d) As soon as reasonably practical, the Websites operated by the Company shall allow access to customers of BOL and its Affiliates who wish to order English Language Books, and the Websites operated by BOL and its Affiliates shall promote (in a manner approved by the applicable Boards) the availability of English Language Books which shall be accessed through "hot links", pointers and key word indexes which transport the customers to one or
more Websites operated by the Company.   The Company shall be the exclusive
Website to which customers of BOL and its Affiliates shall be allowed access with respect to the Business through any form of links, pointers or key words for purposes of ordering English Language Books, except as may be limited by reason of applicable laws or agreements relating to sale and distribution of books in the country to which shipment will be made. In the event that the Company expands to offer music, videos, magazines or software in the English language in the future, BOL may offer access to such Websites operated by the Company in the same manner as available with respect to books. Nothing herein shall obligate BMG to conduct business with BOL, the Company or in any manner whatsoever affect the conduct of business by BMG through a Website.

          (e) Notwithstanding the foregoing, the parties hereto will work together, in good faith, so that as promptly as practicable following the Closing, each BOL Website (other than BOL.UK) shall offer its customers access to English Language Books through two equal sized buttons, one of which shall access BOL.UK and one of which shall access the Company. In the case of BOL.UK, there will be a button for barnesandnoble.com of equal size as other BOL entities.

          (f) Orders for English Language Books placed by customers of BOL or its Affiliates who enter Websites operated by BOL or its Affiliates will be filled by the Company through the applicable Fulfillment Agreements to be negotiated in good faith after the Closing Date.

          (g) Orders for Foreign Language Books placed by customers of the Company who enter Websites operated by the Company will be filled by BOL or its Affiliates through the applicable Fulfillment Agreements to be negotiated in good faith after the Closing Date.

          (h) BN or its Affiliates will provide services for the benefit of the Company pursuant to that certain Amended and Restated Services Agreement for BN, Amended and Restated Services Agreement for Marboro and Supply Agreement entered into in connection herewith.

          (i) In order to minimize confusion and maximize name recognition, the Company shall agree with BOL on cobranding of trademarks and trade names which will be used by the Company, BOL and its Affiliates, including identifying an affiliation or a relationship between the Company and BOL on the first screen and/or home page and for purposes of "bridging screens", assuring seamless order processing and avoiding confusion to the public.

          (j) Either party may engage in any activity relating to development and exploitation of content, regardless of the medium which is used (i.e. traditional media or Websites), except that actual sale of books on Websites will be permitted only as set forth in this Section 2.3 and Sections 7.7, 7.8 and 7.9.

          (k) Nothing herein shall affect the right of either BN, BAG or their respective Affiliates to engage in any other business, including sale in any manner whatsoever (including through Websites) of music, videos, software, magazines or any other product other than books through Websites, except as provided in Section 2.3(a) relating to Book Clubs.

          (l) Notwithstanding anything to the contrary contained herein or in any of the agreements contemplated to be executed in connection with this Agreement, BN shall not commingle any of its (or any of its Affiliates') funds with the funds which it (or any of its Affiliates) collects on behalf of the Company.

          (m) With respect to all existing agreements to which BN (or any of its Affiliates) is the contracting party for the sole benefit of the Company, and which are renewed or extended during the term of this Agreement, the Company shall use its good faith efforts to substitute itself in place of BN (or its applicable Affiliate) as a party to, and the sole obligor under, such agreements.

          (n) BN Holding and USO are fully aware of, have been advised and agree that each of them and their respective Affiliates are engaged in, and may, in the future, conduct activities, which are directly or indirectly competitive with the Company without any benefit to the Company or its Members, except to the extent explicitly set forth in this Agreement. Each party hereby consents to such activity and agrees that such conduct or competition will not, in and of itself, constitute any breach of corporate or partnership opportunity, breach of fiduciary responsibility, conflict of interest, or otherwise, or impose any obligation on BN Holding or USO or their Affiliates.

      2.4 OFFICES. The Company's principal office shall be located at 76 Ninth Avenue, 11th Floor, New York, New York 10011. The Company may have other offices at such other places within or without the State of New York as the Board (as hereinafter defined) from time to time may select.

      2.5 TERM. The Company commenced on the date of the filing of the Certificate of Formation, and the term of the Company shall continue until the close of business on January 31, 2049, subject to extension under Section 9.1(a), or until the earlier dissolution of the Company in accordance with the provisions of ARTICLE IX hereof or as otherwise provided by law.

      2.6 MEMBERS. The Members of the Company as of the date of this Agreement are BN Holding and USO. Subject to the prior written consent of all Members, a new Person may be admitted from time to time as a Member; pro-vided, however, that each such new Member shall execute an appropriate supplement to this Agreement pursuant to which the new Member agrees to be bound by the terms and conditions of this Agreement, as it may be amended from time to time. Admission of a new Member shall not be cause for the dissolution of the Company.

      2.7 PLACE OF MEMBERS' MEETINGS. Meetings of the Members (each, a "Members' Meeting") shall be held at the principal office of the Company, or at such other place as the Members shall mutually agree.

      2.8 MEETINGS. A Members' Meeting may be called by any Member for any matter which is appropriate for consideration thereat. Members' Meetings shall be held from time to time, but no fewer than once in each calendar year. Meetings shall be chaired by the Chairman of the Board, and the Secretary of the Meeting shall be appointed by the Chairman.

      2.9 TELEPHONIC MEETINGS. Members' Meetings may be held through the use of conference telephone or similar communications equipment so long as all Persons participating in such Members' Meetings can hear one another at the time of such Members' Meeting. Participation in a Members' Meeting via conference telephone or similar communications equipment in accordance with the preceding sentence constitutes presence in person at the Members' Meeting.

      2.10 NOTICE OF MEETINGS. Written notice of each Members' Meeting shall state the place, date and hour of such Members' Meeting, and the general nature of the business to be transacted. Notice shall be given in the manner prescribed in Section 11.2 hereof not fewer than ten (10) days nor more than sixty (60) days before the date thereof.

      2.11 WAIVERS. Notice of a Members' Meeting need not be given to any Member who signs a waiver of notice, in person or by proxy, whether before or after the Members' Meeting. The attendance of any Member at a Members' Meeting, in person or by proxy, without protesting prior to the conclusion of such Members' Meeting the lack of notice of such Members' Meeting, shall constitute a waiver of notice by such Member, provided that such Member has been given an adequate opportunity at the meeting to protest such lack of notice.

      2.12 QUORUM. A Majority in Interest of the Members shall constitute a quorum at a Members' Meeting for the transaction of any business; provided, however, that in order to constitute a quorum, each of such Members must be represented in person or by proxy. A Majority in Interest of the Members present may adjourn the Members' Meeting, whether or not a quorum is present. An adjournment may include notice of the date, hour
and place that the Members shall reconvene.   Notice of the adjournment (with
the new date, time and place) shall be given to all Members who were absent at the time of the adjournment and, unless such date, hour and place are announced at the Members' Meeting, to the other Members.

      2.13 PROXIES. Every Member entitled to vote at a Members' Meeting may authorize another Person or Persons to act for it by proxy. Every proxy must be signed by the Member or his attorney-in-fact. No proxy shall be valid after the expiration of eleven (11) months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable in writing at the pleasure of the Member executing it.

      2.14 VOTING POWER. Each Member shall be entitled to vote in proportion to such Member's Percentage Interest.

      2.15 WRITTEN CONSENT. Any action required or permitted to be taken at any Members' Meeting may be taken without a meeting if all Members consent thereto in writing. Any such written consents shall be filed with the minutes of the proceedings.


ARTICLE III.   BOARD OF MANAGERS; POWERS; VOTING; MEETINGS

      3.1      BOARD OF MANAGERS/CHAIRMAN.

          (a) The business, property and affairs of the Company shall be managed under the direction of the Board of Managers (the "Board") consisting of six (6) Managers (the "Managers").

          (b) Without limiting the foregoing provisions of this Section 3.1, the Managers shall have the general power to manage or cause the management of the Company within the scope of the business purpose set forth in Section 2.3, including the following powers which may, subject to any limitations set forth in this Agreement (including those set forth in Section 3.11(b) and 4.6), be delegated to the officers of the Company:

               (i) To have developed and prepared a Business Plan each year which will set forth the operating goals and plans for the Company;

               (ii) To execute and deliver or to authorize the execution and delivery of contracts, deeds, leases, licenses, instruments of transfer and other documents in the ordinary course of business on behalf of the Company;

               (iii) To employ, retain, consult with and dismiss such personnel as may be required for accomplishment of the business purpose set forth in Section 2.3, subject to the provisions of Section 3.11(b);

               (iv) To establish and enforce limits of authority and internal controls with respect to all personnel and functions;

               (v) To engage attorneys, consultants and accountants for the Company;

               (vi) To develop or cause to be developed accounting procedures for the maintenance of the Company's books of account;

               (vii) To appoint auditors; and

               (viii) To do all such other acts as shall be specifically authorized in this Agreement or by the Members in writing from time to time.

          (c) The Board will elect Mr. Leonard Riggio as its first Chairman. Each subsequent Chairman will be nominated by the BN Managers and shall be elected as the Chairman of the Company by the Managers unless the USO Managers reject such nominee for good reason. In the event that Mr. Leonard Riggio ceases to serve as the Chairman, USO agrees that it will not reject the election of Mr. Stephen Riggio as Chairman.

     3.2  ELECTION AND TERM OF MANAGERS; COMMITTEE               MEMBERS.

          (a)  (i)    Each of USO and BN Holding shall be entitled to
designate three (3) Managers. Each of USO and BN Holding hereby agrees to vote its respective Membership Interests and take whatever action may be necessary in respect of its Membership Interest to cause the election or removal of all such designees as contemplated by this Article III.

               (ii) If either Member Transfers a percentage of its Membership Interest which is equal to more than ten percent (10%) of the aggregate Membership Interests in the Company to any Person (other than an Affiliate as permitted by Section 7.2(a)), then the transferring Member will lose the right to elect one of its three (3) Managers and the number of Managers on the Board of Managers will be reduced to five (5) by automatic resignation of one of the Managers designated by the transferring Member (such resigning Manager to be selected by the transferring Member within ten
(10) days prior to the transfer). In the absence of such notice, the nontransferring Member shall designate the resigning Manager. Upon such reduction, the nomination rights, restrictions on nomination and election of the Chairman and CEO (whichever is applicable with respect to the transferring Member) and, thereafter, all other governance provisions, including the provisions of Section 3.11(b), shall be eliminated, and all such decisions shall be made by majority vote of the Board of Managers.

          (b) Each Member who is entitled to designate a Manager or Committee Member pursuant to Section 3.15 hereof, shall have the authority to designate a successor to that Manager or Committee Member should such Manager or Committee Member resign, be removed or otherwise no longer be a Manager or Committee Member of the Company. In addition, at the request of a Member who desires to remove a Manager or Committee Member designated by such Member and designate a successor Manager or Committee Member, the Members agree to take all necessary action to remove such Manager or Committee Member and appoint the successor Manager or Committee Member.

          (c)  The initial Board shall be constituted as set forth on
Schedule 3.2.

     3.3 VACANCIES. Vacancies occurring on the Board or any Committee thereof, for any reason, shall be filled by the Member which appointed the Manager whose resignation, death or removal caused such vacancy.

     3.4 REMOVAL OF MANAGERS AND COMMITTEE MEMBERS. A Manager or Committee Member may be removed at any time for any or no reason by the Member which appointed such Manager or Committee Member.

     3.5 RESIGNATION. A Manager or Committee Member may resign at any time by giving written notice to the Members and the Company. Unless otherwise specified in such notice or consent, the resignation shall take effect upon receipt of such notice by all of the Members.

     3.6 PLACE OF MEETINGS. Unless otherwise agreed by each of the Members or each Committee Member in the case of a Committee Meeting (as hereinafter defined), Meetings of the Board (each, a "Board Meeting") and any committees thereof (each a "Committee Meeting") shall be held at the principal office of the Company.

     3.7 MEETINGS. A Board Meeting may be called by any Manager or by the Chief Executive Officer. Board Meetings shall be held from time to time, but no fewer than once in any calendar quarter. Committee Meetings may be called by a member thereof, or by the Board or by the Chief Executive Officer. Meetings shall be chaired by the Chairman of the Board, and the Secretary of the Meeting shall be appointed by the Chairman.

     3.8 TELEPHONIC MEETINGS. Board Meetings and Committee Meetings may be held through the use of conference telephone or similar communications equipment so long as all Persons participating in such Board Meetings and Committee Meetings can hear one another at the time of such Board Meeting or Committee Meeting. Participation in such Board Meeting or Committee Meeting via conference telephone or similar communications equipment in accordance with the preceding sentence constitutes presence in person at the Board Meeting or Committee Meeting.

     3.9 NOTICE OF MEETINGS. Written notice of each Board Meeting and Committee Meeting shall state the place, date and hour of such Board Meeting or Committee Meeting, and the general nature of the business to be transacted. Notice shall be given in the manner prescribed in Section 11.2 hereof to each of the Managers and the Members at the addresses set forth therein and, in the case of the Managers, to their addresses appearing on the records of the Company and not fewer than ten (10) days (provided that in case of an economic emergency, the notice period may be reduced to twenty-four (24) hours at the request of a Member) nor more than sixty (60) days before the date thereof.

     3.10 WAIVERS. Notice of a Board Meeting need not be given to any Manager or Committee Member who signs a waiver of notice, in person or by proxy, whether before or after the Board Meeting or Committee Meeting. The attendance of any Manager or Committee Member at a Board Meeting or Committee Meeting, in person or by proxy, without protesting prior to the conclusion of such Board Meeting or Committee Meeting the lack of notice of such Board Meeting or Committee Meeting, shall constitute a waiver of notice by such Manager or Committee Member, provided that such Manager or Committee Member has been given an adequate opportunity at the meeting to protest such lack of notice.

     3.11 QUORUM; BOARD ACTION.

          (a) A majority of the Managers shall constitute a quorum at a Board Meeting for the transaction of any business. A majority of the Managers present may adjourn the Board Meeting, whether or not a quorum is present. An adjournment may include notice of the date, hour and place that the Managers shall reconvene. Notice of the adjournment (with the new date, time and place) shall be given to all Managers who were absent at the time of the adjournment and, unless such date, hour and place are announced at the Board Meeting, to the other Managers. Except as otherwise expressly provided in this Agreement, the vote of a majority of the Managers present at a meeting at which a quorum is present shall be the act of the Board, provided that such majority must contain at least one BN Manager and one USO Manager. The Board shall keep a written record of its proceedings.

          (b) Without the prior affirmative majority vote of each of the BN Managers and the USO Managers then in office, the Company shall not, and shall not permit any subsidiary to, and no officer, employee or agent of the Company or any subsidiary thereof shall, take any of the actions specified in
Schedule 3.11(b).

          (c) If the Board is unable to resolve any material matter subject to approval under Section 3.11(b), the matter shall be referred to the Chairman and Chief Executive Officer of BN Holding and USO, respectively, for resolution, which resolution shall be final and binding on the Members.

     3.12 PROXIES. Every Manager entitled to vote at a Board Meeting or a Committee Meeting may authorize another Manager or Managers to act for him by proxy. Every proxy must be signed by the Manager or his attorney-in-fact.
No proxy shall be valid after the expiration of eleven (11) months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable in writing at the pleasure of the Manager executing it.

     3.13 VOTING POWER. Each Manager of record shall be entitled to one vote.

     3.14 WRITTEN CONSENT. Any action required or permitted to be taken at any Board Meeting or Committee Meeting may be taken without a meeting if all Managers or Committee Members consent thereto in writing. Any such written consents shall be filed with the minutes of the proceedings of the Board or Committee.

     3.15 COMMITTEES. The Board may, by resolution passed by a majority of the whole Board, designate two or more of their Managers to constitute committees of the Board to hold office at the pleasure of the Board; provided, however, that each such Committee shall have at least one member (a "Committee Member") designated by USO and one member designated by BN Holding. Any Person ceasing to be a Manager shall ipso facto cease to be a member of each Committee of which they were a member. A majority of the members of a Committee shall constitute a quorum; provided at least one Committee Member designated by USO and one Committee Member designated by BN Holding are present. The act of a majority of the members of a Committee present at any meeting at which a quorum is present shall be the act of such Committee. The members of a Committee shall act only as a Committee, and the individual members thereof shall not have any powers as such. A Committee may act on such matters as authorized by the Board; provided, however, a Committee may not act on any matter requiring Board approval under Section 3.11(b).

     3.16 COMPENSATION. No Manager rendering services to the Company shall be entitled to compensation for services rendered in his capacity as a Manager or Committee Member. Each Member shall be responsible for the compensation and expenses of its representatives on the Board or any Committee thereof.

ARTICLE IV.    OFFICERS AND EMPLOYEES

     4.1 CHIEF EXECUTIVE OFFICER; ELECTION. USO will have the right to nominate the Chief Executive Officer of the Company for approval by the Board of Managers. The individual nominated by USO will be elected as the Chief Executive Officer of the Company unless the BN Managers reject a nominee for good reason. The terms of employment of the Chief Executive Officer will be negotiated by the Chairman and shall be subject to Board approval.

     4.2 OTHER OFFICERS AND EMPLOYEES. In addition to the Chief Executive Officer, the Board may appoint such other officers as they may from time to time determine to be appropriate.

     4.3  REMOVAL OF OFFICERS AND EMPLOYEES; RESIGNATION.

          (a) Any person serving as Chief Executive Officer shall be removed by the Board of Managers upon the request of (i) the Chairman of the Board, due to the failure of the Chief Executive Officer to perform his duties in a manner satisfactory to the Chairman; or (ii) the majority of the Board of Managers, due to the failure of the Chief Executive Officer to perform his duties in a manner satisfactory to a majority of the Board of Managers.

          (b) Any person serving as any other officer or employee appointed, hired or otherwise approved by the Board shall cease to serve in such position upon the written notification at any time by the Board. Any officer or employee hired by the Company without requirement of approval by the Board may be dismissed at any time by the Chief Executive Officer.

          (c) The Chief Executive Officer may resign by giving written notice to the Board. Unless otherwise specified in such notice, the resignation shall take effect upon the receipt of such notice by the Board, and the acceptance of the resignation shall not be necessary to make it effective.

     4.4  DUTIES; POWERS OF CHIEF EXECUTIVE OFFICER AND          CHAIRMAN.

          (a) The Chief Executive Officer shall implement all orders and resolutions of the Board. As long as the name of the Company (or the business operated thereunder) includes the name "Barnes and Noble" or any substantially similar name or derivation thereof, subject to the terms and conditions of this Agreement, including Sections 3.11(b) and 4.6, the Chief Executive Officer shall report to the Chairman of the Board, who will be the representative of the Board in reviewing the day-to-day affairs of the business of the Company. As long as the name of the Company (or the business operated thereunder) uses the name "Barnes and Noble, or any substantially similar name or derivation thereof, the Chairman may direct the Chief Executive Officer in accordance with the guidelines and Business Plan established by the Board, subject to Sections 3.11(b) and 4.6.

          (b) Any matters involving a contractual relationship between the Company and any of the Members or any of their Affiliates shall either be on the terms set forth herein, an agreement entered into pursuant to this Agreement or on an arm's length basis and, if in excess of $50,000, such matter shall be subject to the approval of the Board of Managers.

     4.5  MANAGEMENT POLICIES

          (a) The Chief Executive Officer and other officers and employees of the Company shall develop and implement management policies consistent with the general policies and programs established by the Board.

          (b) To the extent specifically requested by the Board or the Chairman, the Chief Executive Officer shall attend all meetings of the Board. The Board or the Chairman may also request any other Person (including officers and employees of the Company) to attend any meeting of the Board.

     4.6 RESTRICTED ACTIVITIES. Any variance from the license agreement relating to the name "Barnes & Noble", or any substantially similar name or derivation thereof, shall require the approval of the BN Managers.

     4.7 SPECIAL MANAGEMENT PROVISIONS. Notwithstanding anything to the contrary contained in Article IV, the following actions shall at all times be taken by the party indicated below, by or on behalf of the Company, without the approval, consent or authorization by the other party (including in such party's capacity as a Member) or its designees on the Board or any
Committee:

          (a) Subject to Section 4.4(b), all action with respect to the execution, delivery, or termination in accordance with the terms of any agreement between BN Holding (or any of its Affiliates) and the Company shall be taken solely pursuant to the direction of USO, and BN Holding shall cause its Members to take such action by or on behalf of the Company as is directed by USO.

          (b) Subject to Section 4.4(b), all action with respect to the execution, delivery, or termination in accordance with the terms of any agreement between USO (or any of its Affiliates) and the Company shall be taken solely pursuant to the direction of BN Holding, and USO shall cause its Members to take such action by or on behalf of the Company as is directed by BN Holding.

          (c) The appointment and dismissal of the Chief Executive Officer shall be governed by the provisions of Sections 4.1 and 4.3(a). The appointment of the Chairman shall be governed by the provisions of Section 3.1(c).

          (d) Subject to Section 4.4(b), all action with respect to matters relating to the enforcement or waiver of any rights granted the Company under an agreement with USO (or any of its Affiliates) shall be taken solely pursuant to the direction of BN Holding, and USO shall cause its Members to take such action as is directed by BN Holding.

          (e) Subject to Section 4.4(b), all action with respect to matters relating to the enforcement or waiver of any rights granted the Company under an agreement with BN Holding (or any of its Affiliates) shall be taken solely pursuant to the direction of USO, and BN Holding shall cause its Members to take such action as is directed by USO.


ARTICLE V.     FINANCE AND CAPITAL

     5.1  CAPITAL CONTRIBUTIONS.

               (a) The Members have made, on or prior to the date hereof, capital contributions or acquired Membership Interests as specified opposite their respective names on Schedule I hereto, including cash and certain other assets all as set forth on Schedule I hereto.


               (b) One Hundred Fifty Million shall be paid on the Closing Date by USO to the Company as a capital contribution. Fifty Million Dollars ($50 million) of USO's initial capital contribution shall be placed in a segregated account of the Company (the "Reserve Account"). Withdrawals from the Reserve Account may only be made in accordance with Section 5.3(a)(ii) and (iii). The funds in the Reserve Account shall be invested as directed by the BN Managers in their sole discretion.


     5.2  ADDITIONAL CAPITAL CONTRIBUTIONS.  Except as set forth in
Section 5.3, no Member shall be required or permitted to make additional capital contributions to the Company without the consent of all of the Members.

     5.3  DRAWDOWN AND PAYMENT OF AGREED CAPITAL
CONTRIBUTIONS.

          (a) (i) USO has agreed to make additional cash capital contributions to the Company in amounts not to exceed, in the aggregate, the sum of Fifty Million Dollars ($50 million). USO agrees that it will cause such contribution to be made within two (2) Business Days after receipt of a request signed by each of the Chairman and Chief Executive Officer of the Company specifying the amount to be contributed by USO and the account to which such amount shall be remitted. In no event shall the individual obligation of USO under this Section 5.3 exceed, in the aggregate, the sum of Fifty Million Dollars ($50 million).

               (ii) Concurrently with any USO additional contribution referred to in Section 5.3(a)(i), an equal amount shall be released to the Company from the principal portion of the Reserve Account, together with interest earned thereon as is reasonably allocable to such principal portion, for use, in accordance with the Business Plan, as determined by the Chairman and CEO of the Company. In the event that the principal portion of the amount on deposit in the Reserve Account is less than the amount of such additional USO contribution, then, in addition to releasing to the Company the full amount of the Reserve Account, BN Holding agrees to contribute to the Company as an additional capital contribution the amount of any such deficiency, concurrently with such USO additional contribution.

               (iii) Subject to Section 5.3(a)(ii), the remaining amount of the principal on deposit in the Reserve Account (or any portion thereof) may be paid to BN Holding at any time and from time to time after the six (6) month anniversary of the date hereof if the BN Managers shall determine, in their sole discretion, that such funds to be paid to BN Holding are no longer needed by the Company. Any interest earned in the Reserve Account on the principal paid to BN Holding shall be released to the Company at the time of such payment. Unless otherwise agreed by the Managers, the amount (if any) on deposit in the Reserve Account on January 1, 2001 shall be paid by the Company to BN Holding on such day.

          (b) In the event that a party defaults (a "Defaulting Party") for a period of more than fifteen (15) days after notice from the Company or the other party (the "Non-Defaulting Party") in satisfying a funding obligation imposed on the Defaulting Party under the terms of this Agreement (regardless of when and how such a default or failure occurs), the Non-Defaulting Party shall be entitled, in connection with such funding obligation, to take all necessary and available remedies to enforce the obligation of the Defaulting Party for and on behalf of itself or the Company. Such failure to fund shall constitute a material breach of this Agreement.

          (c) The Non-Defaulting Party may, but shall not be required to, satisfy the funding obligation of the Defaulting Party, in which case neither party's percentage ownership interest in the Company shall change and the Defaulting Party shall be obligated to reimburse the Non-Defaulting Party for all amounts so funded together with interest thereon (at the rate provided for herein) to the date of repayment.

          (d) During the fifteen (15) day period described in Section 5.3(b) and such longer period until the Defaulting Party cures said default or the Non-Defaulting Party effectuates the remedies described in Section 5.3(b), as applicable, the funding which is not made shall bear interest at five percent (5%) over the Prime Rate and such interest shall be paid by the Defaulting Party to the Company or the Non-Defaulting Party upon demand. In the event that such interest rate is in excess of the legally permissible rate of interest in New York, the rate of interest applicable under this
Section 5.3(d) shall be the highest rate allowed by New York State law.

          (e) A Defaulting Party shall remain fully liable to the Company, in proportion to its interest in the Company, for further funding obligations to be made by the parties following such failure to fund pursuant to this Agreement.

          (f) This Section 5.3 provides a specific remedy only with respect to funding obligations imposed pursuant to the terms and conditions of this Agreement.

          (g) Subject to Section 4.7, in the event that a party is a Defaulting Party under Section 5.3, then, for a period which is equal to two
(2) times the period from the date on which such funding should originally have been made to the date of cure, the right of the Defaulting Party to grant or withhold consent to the matters requiring joint action set forth in Sections 3.11(b) shall be suspended. Notwithstanding the foregoing, the provisions of Sections 4.6 and 4.7 shall continue to apply in accordance with their terms.

     5.4  MEMBERS' CAPITAL ACCOUNTS.   No Member shall have any right to
withdraw any portion of its Capital Account, except as otherwise provided herein. For purposes hereof, "Capital Account" shall mean the separate capital account maintained for each Member in accordance with Treasury Regulations (as hereinafter defined) Section 1.704-1(b), as of any particular date. Each Member's initial Capital Account (as determined immediately after all of the events described in Section 5.1 hereof) is set forth on Schedule I, which initial Capital Accounts apply the principles of Treasury Regulation
Section 1.704-1(b)(2)(iv)(d) (except as otherwise set forth therein) and thereafter such Capital Accounts shall be adjusted as follows:

          (a)    The Capital Account of each Member shall be increased by:

                 (i) The amount of any Net Profits, allocated on or after the date hereof to such Member;

                 (ii) The amount, if any, of any Company liabilities assumed by such Member or taken subject to or in connection with the distribution of property to such Member by the Company on or after the date hereof;

                  (iii) The amount of any cash contributed by the Member to the Company; and

                  (iv) The fair market value of property contributed to the Company by such Member on or after the date hereof.

          (b)     The Capital Account of each Member shall be decreased by:

                  (i) The amount of cash distributed to such Member by the Company on or after the date hereof;

                  (ii) The amount of any Net Losses allocated to such Member on or after the date hereof;

                  (iii) The fair market value of any property distributed to such Member by the Company on or after the date hereof; and

                  (iv) The amount of any liabilities of such Member assumed by the Company or taken subject to or in connection with the contribution of property by such Member to the Company on or after the date hereof.

     The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations under Section 704(b) of the Code and, to the extent not inconsistent with the provisions of this Agreement, shall be interpreted and applied in a manner consistent with such Treasury Regulations.

     5.5  PROFITS/LOSSES.

          (a)     Allocation of Income and Loss.

                  (i) Net Profits shall be allocated among the Members in proportion to their Percentage Interests.

                  (ii) Net Losses shall be allocated among the Members in proportion to their Percentage Interests.

          (b) Tax credits, if any, shall be allocated among the Members in proportion to their Percentage Interests.

          (c) When the book value of a Company asset differs from its basis for Federal or other income tax purposes, solely for purposes of the relevant tax and not for purposes of computing Capital Account balances, income, gain, loss, deduction and credit shall be allocated among the Members under the traditional method with remedial allocations under Treasury Regulation Section 1.704-3(d). The Members agree that, as of the date hereof, all such differences relate to goodwill, and the corresponding remedial allocations shall be made ratably over a fifteen (15) year period.

          (d) Determinations by the Members. All matters concerning the allocation of Net Income and Net Loss among the Members, tax elections (except as may otherwise be required by the income tax laws) and accounting procedures not expressly and specifically provided by the terms of this Agreement, shall be determined in good faith by the Members, and on a basis which is in conformity with the requirements imposed under Code Section 704 and the Treasury Regulations thereunder as equitably applied among the Members.

          (e) Interest. Except for interest payable pursuant to Member loans permitted to be made hereunder, no interest shall be paid by the Company on capital contributions, balances in Member's Capital Accounts or any other funds contributed to the Company or distributed or distributable by the Company under this Agreement.

          (f) Minimum Gain Chargeback. Notwithstanding the allocations provided for in Section 5.5(a), (b), (c), (d) or (e), if there is a net decrease in Minimum Gain during a taxable year of the Company (including any Minimum Gain attributable to Member-Funded Debt), each Member at the end of such year shall be allocated, before any other allocations of Net Profits or Net Losses for such year, items of income and gain for such year (and, if necessary, subsequent years) in the amount and in the proportions described in Section 1.704-2(f) of the Treasury Regulations.

          (g) Qualified Income Offset. Notwithstanding the allocations provided for in Section 5.5(a), (b), (c), (d) or (e), no allocation of an item of loss or deduction shall be made to a Member to the extent such allocation would cause or increase a deficit Capital Account balance in such Member's Capital Account as of the end of the taxable year to which such allocation relates, after taking into account any adjustment, allocation or distribution described in Section l.704-1(b)(2)(ii)(d)(4), (5) or (6) of the Treasury Regulations, and if any such adjustment, allocation or distribution unexpectedly occurs, the Members shall be allocated items of income and gain in an amount and manner to eliminate any Capital Account deficit attributable to such adjustment, allocation or distribution as quickly as possible. For purposes of this Section 5.5(g), there shall be excluded from a Member's deficit Capital Account balance at the end of a taxable year of the Company
(x) such Member's share, determined in accordance with Section 704(b) of the Code and Section 1.704-2(g) of the Treasury Regulations, of Minimum Gain (provided that in the case of Minimum Gain attributable to Member-Funded Debt, such Minimum Gain shall be allocated only to the Member or Members to which such debt is attributable pursuant to Section 1.704-2(i) of the Treasury Regulations); (y) the amount of any loans (other than Member-Funded
Debt) for which such Member is personally liable (whether as a result of a guarantee or otherwise); and (z) the amount such Member is obligated to restore to the Company under Section 1.704-l(b)(2)(ii) of the Treasury Regulations.

          (h) Member-Funded Debt. Notwithstanding the allocations provided for in Section 5.5(a), (b), (c), (d) or (e), if there is a net increase in Minimum Gain during a taxable year of the Company that is attributable to Member-Funded Debt then, first depreciation, to the extent the increase in such Minimum Gain is allocable to depreciable property, and then a proportionate part of other deductions and expenditures described in
Section 705(a)(2)(B) of the Code, shall be allocated to the lending or guaranteeing Member, provided that, the total amount of deductions so allocated for any year shall not exceed the increase in Minimum Gain attributable to such Member-Funded Debt in such year.

          (i) Regulatory Allocations. The allocations set forth in Sections 5.4(f), (g) and (h) (the "Regulatory Allocations") are intended to comply with certain requirements of Section 1.704-1(b) of the Treasury Regulations. The Regulatory Allocations shall be taken into account in allocating other Net Profits and Net Losses so that, to the extent possible, the net amount of such other allocations and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to such Member if the Regulatory Allocations had not been made.

          (j) Special Allocations. If the remedial allocation provisions of Section 5.5(c) or the provisions of Section 6.8(b) shall not apply in the manner contemplated by the parties, then notwithstanding
Section 5.5(a), Net Profits and Net Losses or items of income, gain, deduction or loss shall be allocated among the Members so that the tax consequences are as nearly as possible identical to those tax consequences contemplated by the parties.

     5.6 BANKING; INVESTMENTS. All funds of the Company shall be deposited in such bank account or accounts, or invested, and withdrawals from any such bank account shall be made upon such signature or signatures, as shall be established and designated by the Board, subject to Sections 5.1(c) and 5.3(a)(ii) and (iii).

     5.7  DISTRIBUTIONS.

          (a) Except as otherwise required by law or as provided in this Agreement (including Section 5.3(a)(iii)), no Member shall have any right to withdraw any portion of its Capital Account without the consent of all the other Members.

          (b) The Company shall, within ninety (90) days after the end of each Fiscal Year (the "Distribution Period"), distribute Distributable Cash as of the date of the proposed distribution, to each Member in proportion to such Member's Percentage Interest.

     5.8 RETURN OF CONTRIBUTION. Except as required by the LLCL, no Member shall be personally liable for the return of any capital contribution, or any portion thereof, or the return of any additions to the Capital Accounts of the other Members, or any portion thereof, it being agreed that any return of capital as may be made at any time, or from time to time, shall be made solely from the assets of the Company, and only in accordance with the terms hereof.

     5.9  BUSINESS PLAN.

          (a) Business Plan. The Business Plan is annexed to the Disclosure Letter as Schedule 5.9(a) and is hereby adopted and approved by the Members. No later than October 1st of each Fiscal Year beginning with October 1, 2000, the Chief Executive Officer shall furnish to the Board a Business Plan for the following Fiscal Year which shall be prepared in a manner substantially similar to and contain the same level of detail as that set forth in the Business Plan annexed to the Disclosure Letter. Such Business Plan shall be subject to the review and approval of the Board. If the Board approves any Business Plan item, the Company may make the capital and other expenditures set forth in the Business Plan with respect to such item, provided it has the necessary funds or can borrow such funds if authorized by the Board in accordance with this Agreement, from third-party lenders. A Member shall not be under any obligation to cause a vote in favor of modifying a Business Plan once it has been adopted by the Board, it being agreed that such decision is within the sole discretion of each Member.

          (b) Other Reports. The Chief Executive Officer shall also furnish to the Board such other reports and budgets as the Board may request from time to time.


ARTICLE VI.  ACCOUNTING; TAX MATTERS

     6.1 BOOKS; FISCAL YEAR. The Company shall maintain complete and accurate books of account of the Company's affairs at the Company's principal place of business. Such books shall be kept in accordance with U.S. GAAP. The Company's accounting period for tax purposes shall be the Fiscal Year. The Company's accounting year for all other purposes shall be the Fiscal Year, however, the Company shall also report its results for the twelve (12) month period ended as of June 30 of each year in German GAAP.

     6.2 REPORTS. The Company shall close the books of account after the close of each month in each Fiscal Year. The Company shall prepare and distribute to each Member a monthly statement of such Member's distributive share of income and expense for income tax reporting purposes, as well as a report on sales, income, expenses and other reports as are normally prepared for USO and BN Holding and in sufficient detail to permit each of USO and BN Holding to report its respective share of income, expense and such other GAAP items as each of USO and BN Holding may reasonably request. Such information shall be made available to each Member no later than fourteen (14) days after the end of each month (provided that the Company shall have twenty-one (21) days until June 30, 1999 and eighteen (18) days until December 31, 1999, respectively, after each month end) and no later than August 15 of each Fiscal Year in respect of such Fiscal Year. After the end of each Fiscal Year, the Company shall send to each Member a report indicating such information with respect to the Member as is necessary for purposes of reporting such amounts for federal, state and local income tax purposes.

     6.3 COMPANY INFORMATION. Upon reasonable request, the Company shall supply to any Member information regarding the Company, its sales, receipts, payments, all accounting information and records as well as all activities of the Company. Each Member and its representatives shall have free access during normal business hours to discuss the operations and business of the Company with employees or agents of the Company, and to inspect, audit or make copies of all books, records and other information relative to the operations and business of the Company at their own expense; provided, however, that each Member shall preserve the confidentiality of such information. The Chairman of the Board of Managers or the Chief Executive Officer shall provide all information requested by a Member.

     6.4 RECORDS. The Company shall keep or cause to be kept appropriate books and records in accordance with the LLCL with respect to the Company's business, which books and records shall at all times be kept at the principal office of the Company. Without limiting the foregoing, the Company shall keep at its principal office the following:

          (a) a current list of the full name and the last known street address of each Manager and Member;

          (b) a copy of the Certificate of Formation and this Agreement and all amendments thereto;

          (c) copies of the Company's federal, state and local income tax returns and reports, if any, for the three most recent Fiscal Years;

          (d) copies of any financial statements, if any, of the Company for the six most recent Fiscal Years; and

          (e) such other documents with respect to the Company's business as may reasonably be required from time to time by Board resolution.

     6.5 TAX CHARACTERIZATION. It is intended that the Company be characterized and treated as a partnership for, and solely for, U.S. federal, state and local income tax purposes. For such purpose, (i) the Company shall be subject to all the provisions of Subchapter K of Chapter 1 of Subtitle A of the Code, and (ii) all references to a "Partner," to "Partners" and to the "Partnership" in the provisions of the Code and Treasury Regulations cited in this Agreement shall be deemed to refer to a Member, Members and the Company, respectively.

     6.6 TAX RETURNS. The Members shall provide each other with copies of all correspondence or summaries of other communication with any taxing authority regarding any aspect of items of Company income, gain, loss or deduction and no Member shall enter into settlement negotiations with respect to the tax treatment of any Company item of income, gain, loss or deduction without first giving reasonable advance notice of such intended action to the other Members.

     6.7 TAX MATTERS PARTNER. Pursuant to Code Section 6231(a)(7)(A), the Board of Managers shall designate the "Tax Matters Partner" of the Company for all purposes of the Code and any corresponding state or local statute. Each Member consents to such designation and agrees to take such further action as may be required, by regulation or otherwise, or as may be requested by either Member, to effectuate such designation. The Tax Matters Partner shall cooperate with the other Member and shall promptly provide the other Member with copies of notices or other materials from, and inform the other Member of discussions engaged in with, any taxing authority and shall provide the other Member with notice of all scheduled administrative proceedings, including meetings with agents, technical advice conferences and appellate hearings, as soon as possible after receiving notice of the scheduling of such proceedings. The Tax Matters Partner will schedule such proceedings only after consulting the other Member with a view to accommodating the reasonable convenience of both the Tax Matters Partner and the other Member. The Tax Matters Partner shall not agree to extend the period of limitations for assessments; file a petition or complaint in any court; file a request for an administrative adjustment of partnership items after any return has been filed; or enter into any settlement agreement with respect to Company items of income, gain, loss or deduction except at the direction of the Board. The Tax Matters Partner may request extensions to file any tax return or statement without the written consent of, but shall so inform, the Board. The provisions of this Agreement regarding the Company's tax returns shall survive the termination of the Company and the transfer of either Member's interest in the Company and shall remain in effect for the period of time necessary to resolve any and all matters regarding the taxation of the Company and items of Company income, gain, loss and deduction.

     6.8  TAX ELECTIONS.

          (a) The Board shall determine in accordance with Section 3.11(b) whether to make any available tax election.


          (b) The Company shall, at the written request of BN Holding or USO, file a written statement (the "Section 754 Election"), signed by a Manager, setting forth (i) the name and address of the Company, (ii) a declaration that the Company elects under Section 754 to apply the provisions of Section 734(b) and Section 743(b) and (iii) such other information as may be required under Treas. Reg. Section 1.754-1. The Company shall file the
Section 754 Election with its tax return for the taxable year during which the election is to be effective. The Section 754 Election, once made, may not be revoked without the consent of the Internal Revenue Service, and applies to all subsequent distributions of Company property and permitted ownership Transfers. The Company shall allocate such special basis adjustments under Section 734(b) and Section 743(b) pursuant to Section 755. The Members agree that a Section 754 Election shall be made with respect to the Company's Fiscal Year which includes USO's purchase from barnesandnoble.com inc. of a 21.42857% Membership Interest.

          (c) The Company shall pay all costs incurred by the Company in connection with such special basis adjustments arising from such permitted ownership Transfers or distributions, including reasonable attorneys' and accountants' fees. In addition, both the transferor and the transferees of a permitted ownership interest Transfer (or the transferee of any Company distribution) shall (within sixty (60) days of such permitted Transfer or distribution), provide the Company with complete and accurate information regarding such Transfer (or distribution) to enable the Company to make special basis adjustments and other computations in connection therewith.


ARTICLE VII. TRANSFERS/EXCLUSIVITY/NONCOMPETITION

     7.1 PROHIBITED TRANSFERS. Except as expressly permitted in this Agreement, no Member or any of their respective Affiliates, including any direct or indirect beneficial owner or ultimate parent of any Member (including BN and BAG), shall, directly or indirectly, Transfer any of the right, title or interest in (i) any Membership Interest or (ii) any of their Affiliates which beneficially own, either directly or indirectly, a Membership Interest.

     7.2 PERMITTED TRANSFERS. Notwithstanding anything in this Agreement to the contrary, each Member may Transfer all (but not less than all) of the Membership Interests owned by it and its rights under this Agreement under any of the following circumstances:

          (a) Each of USO and BN Holding may Transfer all (but not less than all) of the Membership Interests owned by it together with its rights under this Agreement to any transferee which is an Affiliate of the transferring Member provided that no Restricted Transferee owns an interest in such transferee;

          (b) Each of USO and BN Holding (or any permitted transferee under clause (a) above) may Transfer all (but not less than all) of the Membership Interests owned by it together with its rights under this Agreement if such Transfer is part of the Transfer (i) by BAG and its Affiliates of all (or substantially all) of the publishing business in the United States, operated by BAG and its Affiliates; or (ii) by BN and its Affiliates, of all (or substantially all) of its retail book store business.

          (c) In the event of any such Transfer, a transferee (or subsequent transferee) shall be entitled to the rights and privileges set forth in this Agreement and shall be bound and obligated by the provisions of this Agreement. As a condition to such Transfer permitted pursuant to this
Section 7.2, each transferee shall, prior to such transfer, agree in writing to be bound by all of the provisions of this Agreement and no such transferee shall be permitted to make any Transfer which the original transferor was not permitted to make. In connection with any Transfer pursuant to this Section 7.2, the transferee shall execute and deliver to the non-transferring Member and the Company such documents as may reasonably be requested by the non-transferring Member or the Company to evidence the same.

     7.3  RIGHTS OF FIRST REFUSAL.

          (a) Except with respect to Transfers permitted pursuant to Sections 7.2, if, on or after the first anniversary after the date hereof, a Member desires to Transfer any part of its Membership Interest to any other Person (other than a Restricted Transferee) in a bona fide transaction solely for cash consideration, such Member (the "Offeror") shall be entitled to do so provided that such Offeror first offers to sell such Membership Interest to the other Member at the same price and the same terms and conditions as the Offeror would receive from such other Person. If the Offeror shall Transfer a percentage of its Membership Interest which is equal to more than ten percent (10%) of the aggregate Membership Interests in the Company, the terms of Section 3.2(a)(ii) shall apply. The Offeror shall submit to the Company and the other Member a written notice (the "Offer Notice") stating in reasonable detail such price and such terms and conditions and identifying the Person and all Persons who beneficially own more than five percent (5%) of such Person, proposing to purchase the Membership Interest. The other Member shall have a period of thirty (30) days after the receipt of the Offer Notice in which to accept or reject such offer. If the other Member elects to accept such offer, which acceptance must be for all and not part of the Membership Interest offered for sale, it shall so indicate within such thirty
(30) day period by notice to the Offeror. The notice required to be given by the other Member (the "Purchaser") shall specify a date for the closing of the purchase which, subject to the expiration or early termination of any waiting period required by any Governmental Body and the receipt of any required approvals of any Governmental Body, shall not be more than thirty
(30) days after the date of the giving of such notice.

          (b) If the other Member does not exercise its right to purchase all of the Membership Interest offered for sale pursuant to the provisions of this Section 7.3, the Offeror of such Membership Interest shall have the right to sell to the Person identified in the Offer Notice, subject to the provisions of all of such Membership Interest on the same terms and conditions including the Membership Interest price as specified in the Offer Notice, free from the restrictions of Section 7.1 of this Agreement (for purposes of such specific transaction, but not for purposes of any subsequent transaction) in a bona fide transaction, for a period of ninety (90) days from the date that the Offer expires hereunder, provided that any such purchaser shall, prior to such transfer, agree in writing to be bound by all of the provisions of this Agreement. At the end of such ninety (90) day period, the Offeror shall notify the Company and the other Member in writing whether its Membership Interest has been sold in a bona fide transaction during such period. To the extent not sold during such ninety (90) day period, all of such Membership Interest shall again become subject to all of the restrictions and provisions hereof.

          (c) 	     The purchase price per unit for the Membership Interest
shall be the price per unit offered to be paid by the prospective transferee described in the Offer Notice, which price shall be paid in cash.

          (d) The closing of the purchase shall take place at the office of the Company or such other location as shall be mutually agreeable and the purchase price shall be paid at the closing by wire transfer of immediately available funds. At the closing, the Offeror shall deliver to the Purchaser the certificates evidencing the Membership Interest to be conveyed, duly endorsed and in negotiable form as well as the items listed in Section 7.4.

     7.4 CLOSING DELIVERIES. The Offeror at a closing under this Article VII shall deliver to the Purchaser the following:

          (a) A duly executed "Deed of Transfer of Membership Interest" in the Company conveying to the Purchaser the Membership Interest being purchased by the Purchaser, free and clear of any Encumbrances, except those in this Agreement which are expressly assumed.

          (b) A statement from the Offeror that: (i) except as set forth therein, the Offeror has no claim as against the Company for unpaid dividends, compensation, bonuses, profit-sharing or rights or other claims of whatsoever kind, nature or description and that all amounts due and payable by the Company to the Offeror have been paid; and (ii) it shall guarantee the performance of the Purchaser's obligations under this Agreement.

     7.5  CONTINUITY OF AGREEMENTS.

          (a)     In the event of a permitted Transfer under Section 7.2 or
7.3 (other than a permitted transfer to an Affiliate), the parties' rights under the fulfillment agreements with BN shall terminate on the date which is six (6) months after the date of Transfer unless otherwise provided therein.

          (b) Notwithstanding the foregoing Section 7.5(a), in the event that (x) USO is the transferring party in a transfer subject to Section 7.3, and has complied with Section 7.3, and (y) the Transfer is to any entity which is a competitor of the Company and derives more than fifty percent (50%) of its revenues from the sale of books, BN College shall have the right, by notice given no later than ninety (90) days after the consummation of the Transfer by USO under Section 7.3(a), to terminate the Name License Agreement insofar as relates to the right granted to the Company to use the name "Barnes and Noble" or any substantially similar name or derivation.

     7.6 BN'S PURCHASE RIGHT. If BOL (or the entity operating BOL's business, but excluding any entity operating solely within one country) engages in an initial public offering within five (5) years after the date hereof, then BN shall have the right, exercisable within forty-five (45) days after notice thereof, to purchase twenty percent (20%) of BOL outside of the offering at a purchase price equal to eighty percent (80%) of the public offering price.

     7.7 EXCLUSIVITY. Each of BN and BAG agrees that the following provisions shall be applicable during such time as BN and BAG (directly or indirectly through its respective Affiliates) own an interest in the Company:

          (a) The Company shall be the exclusive vehicle for each of BN and BAG (and their respective Affiliates) to engage in the Business with respect to English Language Books, except that BAG (and its Affiliates) may engage in the sale of English Language Books through BOL.UK in accordance with the provisions set forth in Section 2.3(e).

          (b) BN (and its Affiliates) shall not engage in the: (i) sale of Foreign Language Books through Websites except through links to Websites operated by BAG and its Affiliates; or (ii) establishment or operation of Book Clubs through Websites.

          (c) Notwithstanding any provision of this Agreement to the contrary:

                  (i) Either BN or BAG (or its respective Affiliates) may engage in any activity described in clauses (1), (2), (4) (provided that Websites may only be used for e-mail purposes in connection with operations described in clause (4)) or (5) of the definition of Business;

                  (ii) BAG (or its Affiliates) may engage in any activity described in clause (3) of the definition of Business;

                  (iii) BAG (or its Affiliates) may engage in the sale to consumers through Websites of English Language Books, which are published by BAG, or its Affiliates, at such times as unrelated third party publishers (which are regarded as major publishers by industry sources) are engaged in such sales activity;

                  (iv) BN (or its Affiliates) may engage in the sale to consumers through Websites of English Language Books which are published by BN (or its Affiliates), at such times as unrelated third party publishers (which are regarded as major publishers by industry sources) are engaged in such sales activity.

                  (v) Either BAG or BN (or its respective Affiliates) may engage in the distribution of videos, music, software or magazines independent of the Company;

                  (vi) BAG (or its Affiliates) or BN (or its Affiliates) may engage in the following activities relating to sale, distribution or delivery of electronic or digitized material:

                  1) the actual act of transforming copyrighted material into electronic or digitized form;

                  2) the services involved in providing clearinghouse functions; and

                  3) the offering of such electronic or digitized materials to wholesalers, retailers, distributors or consumers, whether through Websites or otherwise, including (but with respect to BAG and its Affiliates only) through Book Clubs, but only to the extent that the offering party is the publisher of such material.

     7.8  EXCEPTIONS TO EXCLUSIVITY.

     Notwithstanding anything in this Agreement to the contrary, the following shall be exempt from the restrictions set forth in Section 7.7:

          (a) Any Person in which either BAG, BN, or any of their respective Affiliates owns:

                  (i)    ten percent (10%) or less, in case the primary
activity of such Person is the Business.   For purposes of the preceding
sentence, the primary activity of a Person shall be deemed to be the Business only if it derives twenty-five percent (25%) or more of its net revenues from the conduct of Business for the fiscal year of such Person preceding the acquisition;

                  (ii) twenty percent (20%) or less, in the case of any Person the primary activity of which involves or is focused on sectors outside of the Business and where the contribution from the Business, in net revenues, is less than twenty-five percent (25%) (on a consolidated basis) but more than ten percent (10%) (on a consolidated basis) for the fiscal year of such Person preceding the acquisition;

                  (iii) any percentage of another Person, without limitation, if the net revenues of such Person from the conduct of Business (on a consolidated basis) is less than ten percent (10%) of its total net revenues for the fiscal year of such Person preceding the acquisition; or

                  (iv) any acquisition of another Person where such Person is directly engaged in the Business (directly or through one or more units) to an extent greater than that permitted by the above provisions of this Agreement provided that, within a period of twelve (12) months after the date of the acquisition, the acquiring party either: (a) makes an orderly divestiture of such portions of the acquired business which are conducted by the acquired Person or its Affiliates to a third party; or (b) the acquiring party offers and sells such identifiable unit which is engaged in the Business to the Company. In case an offer is made to the Company under the preceding sentence, the purchase price shall be determined by the offering party subject to acceptance, on behalf of the Company, by Managers who are not appointed by the offering party.

                  (v) For purposes of this Section, the ownership interest of each of BN and BAG, respectively, shall be aggregated with the ownership interest of any Person in which it directly or indirectly through a chain of other Persons owns an interest of fifty percent (50%) or more.

     7.9  NONCOMPETITION AFTER SALE OF MEMBERSHIP INTEREST.

     The restrictions set forth in Section 7.7 , and the provisions of Sections 2.3(c), (d), and (e), shall apply to a Member at all times during which:

          (a)     such Member owns a Membership Interest; and

          (b) for two (2) years after the date on which such Member ceases to own at least ten percent (10%) of the total Membership Interests.


ARTICLE VIII.     LIMITED LIABILITY; INDEMNIFICATION

     8.1 LIMITED LIABILITY. Except as otherwise provided under the LLCL, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company and neither any Member nor Manager shall be obligated or liable for any such debt, obligation or liability of the Company. Except as otherwise provided by the laws of the State of Delaware, the debts, obligations and liabilities of any Member, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liability of such Member and neither any Member, Manager nor the Company shall be obligated or liable for any such debt, obligation or liability of such Member.

     8.2  INDEMNIFICATION.

          (a) The Company shall indemnify, defend and hold harmless any Member, Manager or other Person, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he, she or it is or was a Member, Manager, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, from and against expenses (including attorneys' fees and expenses), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Person in connection with such claim, action, suit or proceeding if such Person acted in good faith and in a manner such Person reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal sanction or proceeding, had no reasonable cause to believe that his, her or its conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Person did not act in good faith and in a manner which he, she or it reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his, her or its conduct was unlawful.

          (b) Expenses incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the Member, Manager, employee or agent to repay such amount if it shall be ultimately determined by a court of competent jurisdiction from which no further appeal may be taken or the time for appeal has lapsed that such Person is not entitled to be indemnified by the Company pursuant to the terms and conditions of this Section 8.2.

          (c) The Company may maintain insurance on behalf of any Person who is or was a Member, Manager, employee or agent, or is or was serving at the request of the Company as a Manager, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against and incurred by such Person in any such capacity, or arising out of such Person's status as such, whether or not the Company would have the power to indemnify such Person against such liability under this Section 8.2.

          (d) The indemnification and advancement of expenses provided by, or granted pursuant to this Section 8.2 shall continue as to a Person who has ceased to be a Member, Manager, employee or agent and shall inure to the benefit of the heirs, executors, administrators and other legal successors of such Person.

          (e) The indemnification provided by this Section 8.2 shall not be deemed exclusive of any other rights to indemnification to which those seeking indemnification may be entitled under any agreement, determination of Members or otherwise.

          (f) Any indemnification hereunder shall be satisfied only out of the assets of the Company (including insurance and any agreements pursuant to which the Company and indemnified Persons are entitled to indemnification), and the Members shall not, in such capacity, be subject to personal liability by reason of these indemnification provisions, except with respect to the provisions set forth in Section 8.2(h).

          (g) No Person shall be denied indemnification in whole or in part under this Section 8.2 because such Person had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

          (h) The parties agree that the remedial allocations described in Section 5.5(c) of this Agreement are intended to comply with the provisions of Section 704 of the Code and, along with the 754 Election to be made pursuant to Section 6.8(b), are intended to eliminate the disparity between USO's (outside) basis in its interest in the Company and USO's share of the Company's (inside) basis in the Company's assets as of the date hereof. In the event that such disparity is not eliminated in full, and USO does not secure the benefit of the deductions which it would have been entitled to if an amount equal to USO's outside basis had been used to calculate the deductions or credits allowable to USO, BN shall indemnify, defend and hold harmless USO (and its Affiliates) and the Company from and against all loss, expenses (including attorneys' fees and expenses), judgments, interest, fines and amounts paid or incurred in connection with any claim, action, suit or proceeding involving any adverse tax consequences to any of such parties, including adverse tax consequences resulting by reason of the remedial allocation provisions of Section 5.5(c), the 754 Election described in Section 6.8(b), or Section 5.5(j) not applying in the manner contemplated by such parties. For purposes hereof, the disallowance of any such benefits shall be deemed to give rise to economic loss to USO at the time USO (or its Affiliates) could have used the benefit in any jurisdiction to offset any other income or gain (after giving effect to all other available offsets) upon presentation of a certificate to that effect to BN. The obligation of BN hereunder shall survive until the year in which such deduction could have been used.

ARTICLE IX.  DISSOLUTION; LIQUIDATION

     9.1 DISSOLUTION. The Company shall be dissolved and its affairs wound up, upon the first to occur of any of the following events (each of which shall constitute a "Dissolution Event"):

          (a) The expiration of the term set forth in Section 2.5 hereof unless the Company is continued with the consent of all Members;

          (b)     The written consent of all Members;

          (c) The entry of a decree of judicial dissolution with respect to the Company;

          (d) Any event which makes it unlawful for the business of the Company to be carried on by the Members;

          (e) Any other event not inconsistent with any provision hereof causing a dissolution of a limited liability company under the LLCL; or

          (f) The Bankruptcy of any Member; provided, however, that upon any such event, the Company shall be deemed dissolved, but such dissolution shall not cause the termination of the Company, it being understood and agreed that, upon any such dissolution, the remaining Member may elect to continue to carry on the Company business pursuant to, and subject to, all of the terms and provisions of this Agreement.

     9.2 WITHDRAWAL OF MEMBERS. No Member shall have the right to voluntarily withdraw as a Member of the Company other than following the sale of such Member's entire Membership Interest under Article VII. Prior to the tenth anniversary of the date hereof, no Member shall seek a decree of judicial dissolution with respect to the Company.

     9.3  DISTRIBUTION UPON DISSOLUTION.

          (a) Upon dissolution, the Company shall not be terminated and shall continue until the winding up of the affairs of the Company is completed and a certificate of cancellation has been issued by the Secretary of State of Delaware. Upon the winding up of the Company, the Board, or any other Person designated by the Board (the "Liquidation Agent"), shall take full account of the assets and liabilities of the Company and shall, unless the Members agree otherwise, liquidate the assets of the Company as promptly as is consistent with obtaining the fair value thereof. The proceeds of any liquidation shall be applied and distributed in the following order:

                  (i) First, to the payment of debts and liabilities of the Company (including payment of all indebtedness to Members and/or their Affiliates) and the expenses of liquidation;
                  (ii) Second, to the establishment of any reserve which the Liquidation Agent shall deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company ("Contingencies"). Such reserve may be paid over by the Liquidation Agent to any attorney-at-law, or acceptable party, as escrow agent, to be held for disbursement in payment of any Contingencies and, at the expiration of such period as shall be deemed advisable by the Liquidation Agent for distribution of the balance in the manner hereinafter provided in this Section 9.3; and
                  (iii) Any balance, in accordance with the Percentage Interest of each Member.

          (b) It is the intent of the Members that the allocations provided in Section 5.5 hereof result in the distributions required pursuant to Section 9.3 being in accordance with positive capital accounts as provided for in the Treasury Regulations under Section 704(b) of the Code. However, if after giving hypothetical effect to the allocations required by Section 5.5, the capital accounts of the Members are in such ratios or balances that distributions pursuant to Section 9.3 would not be in accordance with the positive capital accounts of the Members as required by Treasury Regulations under Section 704(b) of the Code, such failure shall not affect or alter the distributions required by Section 9.3. Rather, the Members will have the authority to make other allocations of Net Profits or Net Losses, or items of income, gain, loss or deduction among the Members which, to the extent possible, will result in the capital accounts of each Member having a balance prior to the distribution equal to the amount of the distributions to be received by each Member pursuant to Section 9.3.

     9.4 TIME FOR LIQUIDATION. A reasonable amount of time shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities to creditors so as to enable the Liquidation Agent to minimize the losses attendant upon such liquidation.

     9.5 WINDING UP AND FILING ARTICLES OF CANCELLATION. Upon the commencement of the winding up of the Company, articles of cancellation shall be delivered by the Company to the Secretary of State of Delaware for filing. The articles of cancellation shall set forth the information required by the LLCL. The winding up of the Company shall be completed when all debts, liabilities, and obligations of the Company have been paid and discharged or reasonably adequate provision therefor has been made and all the remaining assets of the Company have been distributed to the Members.

ARTCIEL X.   MEMBERSHIP INTERESTS; CERTIFICATES

     10.1 CERTIFICATES. A Membership Interest of the Company shall be represented by a certificate or certificates, setting forth upon the face thereof that the Company is a limited liability company formed under the laws of the State of Delaware, the name of the Member to which it is issued and the initial Percentage Interest which such certificate represents. Such certificates shall be entered in the books of the Company as they are issued, and shall be signed by the Chief Executive Officer and may be sealed with the Company's seal or a facsimile thereof. Upon any Transfer permitted under this Agreement, BN Holding and USO shall surrender to the Company and the Company shall issue to BN Holding and USO certificates representing the Membership Interests taking into account such Transfer. All certificates representing Membership Interests (unless registered under the Securities Act of 1933, as amended (the "Securities Act")), shall bear the following legend:

       THE MEMBERSHIP INTERESTS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE, AND MAY NOT BE SOLD, ASSIGNED, PLEDGED, ENCUMBERED, TRANSFERRED, GRANTED AN OPTION WITH RESPECT TO OR OTHERWISE DISPOSED OF, (I) UNLESS AND UNTIL THEY HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OR SUCH SALE, ASSIGNMENT, PLEDGE, ENCUMBRANCE, TRANSFER, OPTION GRANT OR OTHER DISPOSITION IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT AND (II) EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF THE COMPANY, A COPY OF WHICH IS AVAILABLE FOR INSPECTION AT THE OFFICES OF THE COMPANY.

     10.2 LOST OR DESTROYED CERTIFICATES. The Company may issue a new certificate for Membership Interests in place of any certificate or certificates theretofore issued by it, alleged to have been lost or destroyed, upon the making of an affidavit of that fact, and providing an indemnity in form and substance reasonably satisfactory to the Company, by the Person claiming the certificate to be lost or destroyed.

     10.3 TRANSFER OF MEMBERSHIP INTERESTS. Except for Transfers duly made in accordance with Article VII, no Transfer of Membership Interests shall be valid as against the Company except upon surrender to and cancellation of the certificate therefor, accompanied by an assignment or transfer by the Member, subject to any restrictions on Transfer contained in this Agreement.

     10.4 REGULATIONS. The Board may make such additional rules and regulations, not inconsistent with this Agreement, as it may deem expedient with respect to the issue, transfer and recordation of certificates for the Membership Interests.

     10.5 REGISTERED MEMBERS. The Company shall be entitled to recognize the exclusive right of a Person registered on its records as the owner of the Membership Interests to receive distributions and to vote as owner of Membership Interests and shall not be bound to recognize any equitable or other claim to or interest in such Membership Interest(s) on the part of any other Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the LLCL.

ARTICLE XI.   MISCELLANEOUS

     11.1 SEVERABILITY. The terms, conditions, and provisions of this Agree-ment are fully severable, and the decision or judgment of any court of competent jurisdiction rendering void or unenforceable any one or more of such terms, conditions or provisions shall not render void or unenforceable any of the other terms, conditions or provisions hereof and such void or unenforceable term shall be replaced with a valid and enforceable term which would to the greatest degree possible reflect the original intentions of the parties hereunder.

     11.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be given and delivered by messenger, transmitted by telecopy or telegram (in either case followed by reputable overnight courier sent the same day), by reputable overnight courier or mailed by certified mail, postage prepaid, return receipt requested, to the parties at the following addresses (or such other address as shall be specified by such party by like notice), and shall be deemed given on the date on which so delivered by messenger or reputable overnight courier, on the next business day following the date on which so transmitted by telecopy, telegram or on the third business day following the date on which mailed by certified mail:

     If to the Company, to:

          barnesandnoble.com llc
          76 Ninth Avenue
          11th Floor
          New York, New York 10011
          Attention: Chief Executive Officer
          Fax:  (212) 414-6652


     If to BN, BN Holding or BN Holding representatives on the Board, to:

          Barnes & Noble, Inc.
          122 Fifth Avenue
          New York, New York 10011
          Attention: Mr. Leonard Riggio
          Fax: (212) 675-0413

     with a copy to:

          Robinson Silverman Pearce
          Aronsohn & Berman LLP
          1290 Avenue of the Americas
          New York, New York 10104
          Attention: Michael Rosen, Esq.
          Fax: (212) 541-1400


     If to USO, to:

          BOL.US Online, Inc.
          1540 Broadway
          New York, New York  10036
          Attention: Robert J. Sorrentino
          Fax:  (212) 782-1010/1103


     If to BAG, to:

          Bertelsmann AG
          Carl-Bertelsmann-Strasse 270
          33311 Gutersloh, Germany
          Attention: Dr. Klaus Eierhoff
          Fax: (011) 49 5241 809 555

     with a copy for each of USO and BAG to:

          Walter, Conston, Alexander & Green, P.C.
          90 Park Avenue
          New York, New York 10016
          Attention: Aydin S. Caginalp, Esq.
          Fax:  (212) 210-9444


     11.3 CAPTIONS. The captions at the heading of each article or section of this Agreement are for convenience of reference only, and are not to be deemed a part of the Agreement itself.

     11.4 ENTIRE AGREEMENT. This Agreement, including the schedules and exhibits hereto and the other agreements and documents referenced herein or contemplated hereby, constitutes the entire agreement and understanding of the parties hereto with respect to the matters herein set forth, and all prior negotiations and understandings relating to the subject matter of this Agreement are merged herein and are superseded and canceled by this Agreement.

     11.5 COUNTERPARTS. This Agreement may be executed and delivered in one or more counterparts, each of which shall be deemed an original, and all of which shall be deemed to constitute one and the same agreement.

     11.6 AMENDMENTS; WAIVER. Amendments to this Agreement may be made from time to time, provided, however, that no amendment, modification or waiver of this Agreement or any provision hereof shall be valid or effective unless in writing and signed by each and every Member. No consent to, or waiver, dis-charge or release (each, a "Waiver") of, any provision of or breach under this Agreement shall be valid or effective unless in writing and signed by the party giving such Waiver, and no specific Waiver shall constitute a Waiver with respect to any other provision or breach, whether or not of similar nature. Failure on the part of any party hereto to insist in any instance upon strict, complete and timely performance by another party hereto of any provision of or obligation under this Agreement shall not constitute a Waiver by such party of any of its rights under this Agreement or otherwise.

     11.7 FURTHER ASSURANCES. Each party shall perform all other acts and execute and deliver all other documents as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

     11.18 INVESTMENT SERVICES. BN Holding shall be entitled to an investment advisory fee with respect to investments and earnings on the Reserve Account. Such fee shall be payable to BN Holding on January 1 of each year in an amount equal to the aggregate earnings, if any, on the amounts in the Reserve Account for the preceding calendar year.

     11.9 GOVERNING LAW. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Delaware without giving effect to its rules on conflicts of laws.

     11.10 THIRD PARTY BENEFICIARY. Nothing set forth in the Agreement shall be construed to confer any benefit to any third party who is not a party to this Agreement.

     11.11 ASSIGNMENT. This Agreement is personal to the parties hereto and neither party may (except as set forth in Article VII) assign or Transfer the rights accruing hereunder nor may performance of any duties by either party hereunder be delegated or assumed by any other Person or legal entity without the prior written consent of the other parties hereto.

     11.12 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of each party hereto; provided, that no party hereto may Transfer (or cause or permit to be created or existing any lien on) or assign his Membership Interest (or any portion thereof or any beneficial interest therein) or this Agreement or his rights, interests or obligations hereunder, except in accordance with the terms of this Agreement.

     11.13 RELATIONSHIP. This Agreement does not constitute any Member, Manager, or any employee or agent of the Company as the agent or legal manager of any Member for any purpose whatsoever and no Member, Manager, or any employee or agent of the Company is granted hereby any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of any Member or to bind any Member in any manner or thing whatsoever.

     11.14 CONSENT TO JURISDICTION. The exclusive jurisdiction and venue for any disputes arising out of or in connection with this Agreement will be any state or federal court located in New York County, New York, and each party hereby consents to personal jurisdiction in such court and consents to service of process by means of certified or registered mail, return receipt requested.

     11.15 EQUITABLE REMEDIES. Each party acknowledges that no adequate remedy of law would be available for a breach of Sections 3.11 and 4.6 and Articles VII and VIII of this Agreement, and that a breach of any of such Sections of this Agreement by one party would irreparably injure the other and accordingly agrees that in the event of a breach of any of such Sections of this Agreement, the respective rights and obligations of the parties hereunder shall be enforceable by specific performance, injunction or other equitable remedy (without bond or security being required), and each party waives the defense in any action and/or proceeding brought to enforce this Agreement that there exists an adequate remedy or that the other party is not irreparably injured. Nothing in this Section 11.15 is intended to exclude the possibility of equitable remedies with respect to breaches of other sections of this Agreement.

     11.16 FEES AND EXPENSES. Except as specifically set forth herein, each party shall be responsible for any legal and other fees and expenses incurred by such party in connection with the negotiation and preparation of this Agreement and the transactions contemplated hereby.

     11.17 OBLIGATIONS OF BN AND BAG. By their signatures below, BN agrees to be liable for any failure by BN Holding to perform any of its obligations under this Agreement, the Formation Agreement and any other agreements executed in connection herewith to which it is a party, and BAG agrees to be liable for any failure by USO to perform any of its obligations under this Agreement, the Formation Agreement and any other agreements executed in connection herewith to which it is a party.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.


                           Bertelsmann AG


                           By:/s/Thomas Middelhoff
                              _______________________
                              Name:
                              Title:



                           BOL.US Online, Inc.


                           By:/s/Robert Sorrentino
                              _______________________
                              Name:
                              Title:


                           Barnes & Noble, Inc.


                           By:/s/Leonard Riggio
                              ________________________
                              Name:
                              Title:


                           B&N.com Holding Corp.


                           By:/s/Leonard Riggio
                              _______________________
                              Name:
                              Title:


                           B&N.com Member Corp.


                           By:/s/Leonard Riggio
                              _______________________
                              Name:
                              Title:

                              SCHEDULE 3.11(b)

           ACTIONS REQUIRING BOARD APPROVAL BY A MAJORITY OF EACH
                   OF THE BN MANAGERS AND THE USO MANAGERS

1. Any amendment, change or other modification, or restatement of this Amended and Restated Limited Liability Company Agreement or the Certificate of Formation of the Company.
2. The issuance, authorization, cancellation, alteration, modification, redemption or any change in, of, or to, any Membership Interest, debt or equity security of the Company or any option, put, call or warrant with respect to the foregoing, or any initial public offering with respect to the Membership Interest in the Company or any Person established for the purpose of engaging in an initial public offering of the Company's business.

3. The Transfer or other disposition (other than inventory or obsolete assets of the Company) of, or placing any Encumbrance (other than Encumbrances arising by operation of law) on, any asset of the Company, except Permitted Encumbrances.

4. The acquisition of any interest in another entity by the Company for an amount in excess of $500,000; provided that the foregoing shall not apply with respect to cash management objectives of the Company on a short term basis with a recognized money market institution.

5. The merger, consolidation, dissolution or liquidation of the Company, or any transaction having the same effect.

6. Other than pursuant to an agreement entered into with the consent of the Board of Managers or involving an amount below $50,000, any transaction between the Company on the one hand and either BAG, BN or their respective Affiliates on the other hand; or any amendment or modification of, or waiver with respect to, any such agreement or transaction.

7.   Adoption and approval of the Business Plan.

8. Any capital expenditure (or a series of related expenditures) in excess of $5 million.

9. Any debt, loan or borrowing (other than borrowings under a revolving credit facility approved by the Board under Section 3.11(b)) exceeding $20 million outstanding in the aggregate at any time or any revolving credit facility permitting aggregate borrowings at any one time outstanding to exceed $20 million.

10. Adoption of any stock option or other employee benefit plan or any material amendment to any existing plan (except as set forth in Section 5.8 of the Formation Agreement).

11. Hiring any personnel with an annual salary in excess of $250,000 or increasing the compensation of any personnel above $250,000.

12.  Appointment or dismissal of auditors.
                                 SCHEDULE I


1.  Members' Percentage Interest
    B&N.com Holding Corp.                        50%
    BOL.US Online, Inc.                          50%

2.  Initial Capital Contributions and Acquisitions of Membership Interests

    BN Holding                                               USO

    All of the business, assets and liabilities  (i)  Purchase of 21.42857 %
    of barnesandnoble.com, other than its             Membership Interest
    investment in NuvoMedia, Inc. and B&N.com         from BN and/or its
    Member Corp., all such assets being               Affiliates: $75 million
    contributed by BN Holding having an
    aggregate net agreed value of $275 million   (ii) Capital contribution
    (determined after taking into account the         for 28.57143%
    transfer of $75 million of capital to USO         Membership
    in connection with its acquisition of the         Interest:  $150 million
    21.42857% Membership Interest).                             ------------
                                                                 $225 million

3.  Initial Capital Accounts

    BN Holding                                        USO

    $275 million                                      $225 million